     Sub-Item 77O

DREYFUS PREMIER INVESTMENT FUNDS, INC.

Dreyfus Global Infrastructure Fund

On September 28, 2016, Dreyfus Global Infrastructure Fund (the "Fund"), a series of Dreyfus Premier Investment Funds, Inc., purchased 11,500 shares of common stock issued by Great Plains Energy Incorporated (CUSIP No. 391164100) (the "Shares") at a purchase price of $26.45 per Share, including underwriter compensation of $0.4761 per Share.  The Shares were purchased from Goldman Sachs & Co., a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member.  BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

BNP Paribas Securities Corp.

BTIG, LLC

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Accompanying this statement are materials provided to the Board of Directors for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on December 1, 2016.  These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	10/10/16